Exhibit 21.1

List of Subsidiaries

Name	Country of Incorporation

Aegean Bunkering Services Inc.	Marshall Islands

Aegean Holding S.A.	Marshall Islands

Aegean Investments S.A.	Marshall Islands

Aegean Marine Petroleum S.A.	Liberia

Aegean Shipholdings Inc.	Marshall Islands

Aegean Marine Petroleum LLC	United Arab Emirates

Aegean Bunkering Gibraltar Ltd.	Gibraltar

Aegean Bunkering Jamaica Ltd.	Jamaica

Aegean Bunkering (Singapore) Pte. Ltd.	Singapore

Carmel Investment Corp.	Marshall Islands

Evian Enterprises Co.	Marshall Islands

Clyde Shipping Corp.	Marshall Islands

Tiffany Marine S.A.	Marshall Islands

Sea Breezer Marine S.A.	Marshall Islands

Aegean X Maritime Inc.	Marshall Islands

Pontos Navigation Inc.	Marshall Islands

Aegean VII Shipping Ltd.	Malta

Venus Holding Company	Marshall Islands

Baldwin Management Co.	Marshall Islands

Aegean Oil (USA), LLC	United States

Aegean Petrol Ticaret Anonim Sirketi	Turkey

Amorgas Maritime Inc.	Marshall Islands

Kimolos Maritime Inc.	Marshall Islands

Kithnos Maritime Inc.	Marshall Islands

Milos Maritime Inc.	Marshall Islands

Mykonos Maritime Inc.	Marshall Islands

Naxos Maritime Inc.	Marshall Islands

Paros Maritime Inc.	Marshall Islands

Serifos Maritime Inc.	Marshall Islands

Santorini Maritime Inc.	Marshall Islands

Syros Maritime Inc.	Marshall Islands

Ocean Dynamic Corp.	Marshall Islands

Sea Global S.A.	Marshall Islands